                                                                     EXHIBIT 2.2

                               FIRST AMENDMENT TO

                            ASSET PURCHASE AGREEMENT



         This First Amendment (the "Amendment") is entered into as of October 22, 1999 by Allied Waste Industries, Inc., a Delaware corporation ("Seller"), and Stericycle, Inc., a Delaware corporation ("Buyer").

                                    Recitals

         A. Seller and Buyer are parties to an Asset Purchase Agreement dated as of April 14, 1999 (the "Asset Purchase Agreement"), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase the BFI Canadian Medical Waste Operations.

         B. Seller and Buyer desire to amend the Asset Purchase Agreement as provided in this Amendment pursuant to the terms of Section 9.7(a) of the Asset Purchase Agreement.

         Now, therefore, in consideration of their mutual promises, the parties agree as follows:

         1. DELETION OF CERTAIN PROVISIONS. Sections 1.3 and 1.5 of the Asset Purchase Agreement are deleted in their entirety, so that the sole possible adjustment to the Purchase Price under the Asset Purchase Agreement is the adjustment for working capital set forth in Section 1.4.

         2. AMENDMENT OF SECTION 1.4(a). The following sentence is added at the end of Section 1.4(a) of the Asset Purchase Agreement:

         To facilitate Buyer's collection of the accounts receivable of the Business, Seller shall cause control to be transferred to Buyer at the Closing of all lock boxes used exclusively by customers of the Business to remit payments.

         3. CAPITALIZED TERMS. Capitalized terms used but not otherwise defined in this Amendment have the same meanings that they have in the Stock Purchase Agreement.

         4. CONTINUING EFFECT. Except as amended by this Amendment, all of the terms and provisions of the Stock Purchase Agreement shall remain in full force and effect.

         5. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original.

         In witness whereof, the parties have cause this Amendment to be duly executed as of the day and year first written above.


                                  ALLIED WASTE INDUSTRIES, INC.


                                  By:     /s/ Thomas H. Van Wheelden
                                       -----------------------------------------
                                  Name:   Thomas H. Van Wheelden
                                  Title:  Chairman of the Board of Directors,
                                          President and Chief Executive Officer



                                  STERICYCLE, INC.


                                  By:     /s/ Mark C. Miller
                                       -----------------------------------------
                                  Name:   Mark C. Miller
                                  Title:  President and Chief Executive Officer






                                      -8-